For Immediate Release
Citigroup Inc. (NYSE Symbol: C)
November 7, 2002


             Citigroup Completes Acquisition of Golden State Bancorp

     New York, New York - Citigroup has successfully completed its acquisition of Golden State Bancorp. The merger was completed through the merger of Golden State with and into a wholly-owned subsidiary of Citigroup. Golden State stockholders will receive an aggregate of approximately $2.3 billion in cash and 79.5 million shares of Citigroup common stock.

     The final merger consideration to be received by Golden State stockholders will be based on the final election results and the average closing price of Citigroup common stock for the five consecutive trading days ending November 1, 2002 of $36.896 per share. Based on the preliminary election results and applying the proration provisions set forth in the merger agreement, for each Golden State share held:

     o stockholders who made an election to receive cash are expected to receive approximately $37.1056 in cash;

     o stockholders who made an election to receive stock are expected to receive approximately 0.8330 of a share of Citigroup common stock and approximately $6.3682 in cash, as a result of proration; and

     o non-electing stockholders are expected to receive approximately $37.1056 in cash.

     A press release announcing the final merger consideration will be issued as soon as practicable after the final merger consideration is determined.


                                   * * *

Citigroup (NYSE: C - News), the preeminent global financial services company with some 200 million customer accounts in more than 100 countries, provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage, and asset management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Salomon Smith Barney, Banamex, and Travelers Life and Annuity. Additional information may be found at: www.citigroup.com.

Contacts:

Citigroup:
Press:                     Leah Johnson (212) 559-9446        Steve Silverman (212) 793-0321
Investors:                 Sheri Ptashek (212) 559-4658
Fixed Income Investors:    John Randel    (212) 559-5091